Exhibit 23.2


          Consent of Registered Independent Public Accounting Firm


The Board of Directors
Village Super Market, Inc.

We consent to the use of our report dated October 8, 2004, with respect to the consolidated balance sheets of Village Super Market, Inc. and subsidiaries as of July 31, 2004 and July 26, 2003, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended July 31, 2004, incorporated herein by reference.


/S/ KPMG LLP

KPMG LLP



Short Hills, New Jersey
March 7, 2005